Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration (Form S-8: Nos. 333-04259, 333-27169, 333-31107, 333-82998, 333-126986, 333-133334, 333-159080, 333-166124, 333-167046, and 333-174991 and Form S-3 Nos. 333-159444 and 333-169024) of Independent Bank Corp. of our reports dated March 9, 2012, with respect to the consolidated financial statements of Independent Bank Corp. and subsidiaries, and the effectiveness of internal control over financial reporting of Independent Bank Corp. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/    Ernst & Young LLP

Boston, Massachusetts

March 9, 2012